UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2015

RELYPSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36184	26-0893742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Cardinal Way

Redwood City, CA 94063

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 421-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2015, Relypsa, Inc. (the “Company”) entered into the Fifth Amendment to Amended and Restated Loan and Security Agreement (the “Fifth Amendment”) with Oxford Finance LLC and Silicon Valley Bank (collectively, the “Lenders”) to amend that certain Amended and Restated Loan and Security Agreement, dated as of May 30, 2014, as amended (the “Loan Agreement”). As previously disclosed, under the Loan Agreement, subject to certain terms and conditions and prior to the Fifth Amendment, the Company borrowed from the Lenders $15.0 million in first tranche term loans (the “Term A Loans”) and could borrow from the Lenders up to an additional $20.0 million in second tranche term loans (the “Term B Loans”), in each case, with interest-only periods extending through December 31, 2015. Among other things, the Fifth Amendment: (i) extended the interest-only period of the Term A Loans, with principal payments beginning on January 1, 2017; (ii) extended the maturity date of the Term A Loans from June 1, 2018 to June 1, 2019; and (iii) terminated the Company’s ability to borrow any of the Term B Loans.

The foregoing description of the Fifth Amendment and the Loan Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to: (i) the Fifth Amendment attached as Exhibit 10.1 hereto; and (ii) the Loan Agreement in the form previously filed by the Company with the U.S. Securities and Exchange Commission, each of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Fifth Amendment to Amended and Restated Loan and Security Agreement, entered into as of December 17, 2015, by and among Oxford Finance LLC, Silicon Valley Bank and Relypsa, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2015	RELYPSA, INC.

	By:	/s/ Kristine M. Ball
Kristine M. Ball
Senior Vice President and Chief Financial Officer